UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                              MEDCATH CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par vaue $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    58404W 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 July 23, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 58404W 10 9                                   Page 2 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MedCath 1998 LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           5,568,522
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,568,522
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     5,568,522
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     30.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     00
________________________________________________________________________________

                                SCHEDULE 13G

CUSIP No. 58404W 10 9                                   Page 3 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR 1996 Fund L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           5,568,522
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,568,522
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     5,568,522
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     30.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     PN
________________________________________________________________________________

                                 SCHEDULE 13G

CUSIP No. 58404W 10 9                                   Page 4 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR Associates 1996, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           5,568,522
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,568,522
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     5,568,522
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     30.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     PN
________________________________________________________________________________

                                 SCHEDULE 13G
CUSIP No. 58404W 10 9                                 Page 5 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KKR 1996 G.P. L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           5,568,522
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,568,522
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     5,568,522
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     30.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     00
________________________________________________________________________________

                                 SCHEDULE 13G

Item 1(a). Name of Issuer:

           MedCath Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

           10720 Sikes Place, Suite 300
           Charlotte, North Carolina  28277


Item 2(a). Name of Persons Filing:

           Medcath 1998 LLC
           KKR 1996 Fund L.P.
           KKR Associates 1996, L.P.
           KKR 1996 G.P. L.L.C.

Item 2(b). Address of Principal Business Office or, if None, Residence:

           c/o Kohlberg Kravis Roberts & Co.
           9 West 57th Street
           New York, NY  10019

Item 2(c). Citizenship:

           Delaware

Item 2(d). Title of Class of Securities:

           Common Stock, par value $0.01 per share

Item 2(e). CUSIP Number:

           58404W 10 9

Item 3.    Not applicable.

Item 4.    Ownership.

           (a) Amount Beneficially Owned

          MedCath 1998 LLC holds directly, and has sole voting and dispositive power with respect to 5,568,522 shares of common stock of MedCath Corporation (the "Common Stock"). As the managing member of MedCath 1998 LLC, KKR 1996 Fund L.P. may be deemed to be the beneficial owner of the shares of Common Stock held by MedCath 1998 LLC. As the sole general partner of KKR 1996 Fund L.P., KKR Associates 1996, L.P. may also be deemed to be the beneficial owner of the shares of Common Stock held by MedCath 1998 LLC. As the sole general partner of KKR Associates 1996, L.P., KKR 1996 G.P. L.L.C. may also be deemed to be the beneficial owner of the shares of Common Stock held by MedCath 1998 LLC.

          KKR 1996 G.P. L.L.C. is a Delaware limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts and the other members of which are Messrs. Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Scott M. Stuart, Edward A. Gilhuly, Johannes Huth, Todd A. Fisher, Alexander Navab and Neil A. Richardson. Each of these individuals may be deemed to share beneficial ownership of any shares of Common Stock beneficially owned by KKR 1996 G.P. L.L.C., but each of such individuals disclaims any such beneficial ownership of such shares of Common Stock.

         (b)      Percent of Class

                  See Item 11 of each cover page, which is based upon Item 5 of each cover page. See Item 4(a).

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote

                        See Item 5 of each cover page.

                  (ii)  shared power to vote or to direct the vote

                        See Item 6 of each cover page.

                  (iii) sole power to dispose or to direct the disposition of

                        See Item 7 of each cover page.

                  (iv)  shared power to dispose or to direct the disposition of

                        See Item 8 of each cover page.

Item 5.           Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

         Not applicable.

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               MEDCATH 1998 LLC

                               By:  KKR 1996 Fund L.P., managing member

                               By:  KKR Associates 1996, L.P., general partner

                               By:  KKR 1996 G.P. L.L.C., general partner


                               By:  /s/ William J. Janetschek
                                    -------------------------
                                    Name:   William J. Janetschek
                                    Title:  Attorney-in-fact for
                                            Henry R. Kravis

                               KKR 1996 FUND L.P.

                               By:  KKR Associates 1996, L.P., general partner

                               By:  KKR 1996 G.P. L.L.C., general partner


                               By:  /s/ William J. Janetschek
                                    -------------------------
                                    Name:  William J. Janetschek
                                    Title: Attorney-in-fact for
                                           Henry R. Kravis

                               KKR ASSOCIATES 1996, L.P.

                               By:  KKR 1996 G.P. L.L.C., general partner


                               By:  /s/ William J. Janetschek
                                    -------------------------
                                    Name:   William J. Janetschek
                                    Title:  Attorney-in-fact for
                                            Henry R. Kravis

                               KKR 1996 G.P. L.L.C.


                               By:  /s/ William J. Janetschek
                                    -------------------------
                                    Name:   William J. Janetschek
                                    Title:  Attorney-in-fact for
                                            Henry R. Kravis

February 14, 2002

                                   EXHIBITS

         Exhibit 1 -    Joint Filing Agreement

         Exhibit 24 -    Power of Attorney (already on file)

                                                                    EXHIBIT 1

                            JOINT FILING AGREEMENT



         We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

                               MEDCATH 1998 LLC

                               By:  KKR 1996 Fund L.P., managing member

                               By:  KKR Associates 1996, L.P., general partner

                               By:  KKR 1996 G.P. L.L.C., general partner


                               By:  /s/ William J. Janetschek
                                    -------------------------
                                    Name:  William J. Janetschek
                                    Title: Attorney-in-fact for
                                           Henry R. Kravis

                               KKR 1996 FUND L.P.

                               By:  KKR Associates 1996, L.P., general partner

                               By:  KKR 1996 G.P. L.L.C., general partner


                               By:  /s/ William J. Janetschek
                                    -------------------------
                                    Name:  William J. Janetschek
                                    Title: Attorney-in-fact for
                                           Henry R. Kravis

                               KKR ASSOCIATES 1996, L.P.

                               By:  KKR 1996 G.P. L.L.C., general partner


                               By:  /s/ William J. Janetschek
                                    -------------------------
                                    Name:  William J. Janetschek
                                    Title: Attorney-in-fact for
                                           Henry R. Kravis

                               KKR 1996 G.P. L.L.C.


                               By: /s/ William J. Janetschek
                                   -------------------------
                                   Name:  William J. Janetschek
                                   Title: Attorney-in-fact for
                                          Henry R. Kravis